Exhibit 10.1

*PROPRIETARY INFORMATION*

*CONFIDENTIAL*

# SERVICE AND QUALITY AGREEMENT

**EOM Pharmaceuticals – SQA200506A**

**Between EOM Pharmaceuticals, LLC ("Client") and Bio-Concept Laboratories, Inc.**

**SERVICE AND QUALITY AGREEMENT**

This Service and Quality Agreement ("Agreement") is made effective the date of the last Party to sign below (the "Effective Date") by and between EOM Pharmaceuticals, LLC. with offices at 136 Summit Avenue, Suite 100, Montvale, NJ 07645 (hereinafter referred to as "Client") and Bio-Concept Laboratories, Inc. with offices at 13 Industrial Way, Salem, New Hampshire 03079 (hereinafter referred to as "Bio-Concept"). Client and Bio-Concept may be referred herein collectively as the "Parties" and each individually a "Party".

WHEREAS, Client is a company involved in the development of a pharmaceutical product for injectable use.

WHEREAS, Bio-Concept is a full-service research and pharmaceutical manufacturing facility specializing in pre-clinical development and manufacturing of topical and injectable formulations for ophthalmic, pharmaceutical and medical device use; and,

WHEREAS, both Client and Bio-Concept desire to enter into this Agreement for the purpose of delineating in advance the terms and conditions that will regulate the relationship between them and the services that will be provided by Bio-Concept (the "Services").

NOW, THEREFORE, in consideration of the mutual covenants of the Parties and other good and valuable considerations, the Parties agree as follows.

I. Project Scope

A. The Services to be conducted by Bio-Concept are set forth in Sections IV and V below and incorporated by reference.

B. The proposed cost for each activity is itemized in Section V. The listed costs do not include (unless otherwise stated) off-site consulting, shipping charges, unique materials, toxicology studies, clinical studies, release testing, other outside contract services, or travel, which will be agreed to in a signed writing by the Parties before the costs are incurred and billed separately. Client may at its option provide or make other arrangements for the provision of these activities.

C. The Services to be provided may be divided among stages to provide the Client financial control over the progress of the project. Certain activities will be conducted simultaneously to facilitate completion of the respective stage within the overall timeframe allowed for that stage.

D. Changes to the scope of work in Sections IV or V, including but not limited to proposed batch size, the number of batches required, fill volume, container/closure size or type, test requirements, method of sterilization or manufacturing process may affect the activities required, timing and overall cost of the project. In those situations where the cost in Section V is listed as an estimate, the Parties agree to maintain frequent communications about the ultimate scope of those Services and the related cost.

E. Any changes in the scope of work, cost, additional expense, deliverables or timeline shall be documented and agreed upon in a signed writing by both Parties (except de minimis charges for shipping, which may be agreed to by a senior executive of Client in an email confirmation instead of a signed written addendum) before they are affected. Client will contact Bio-Concept personnel by phone, fax, e-mail, or send a note of any modifications that Client wishes to make (e.g., performance of additional tests, change in scope or timing). Bio-Concept may also request changes in tasks or activities due to unforeseen technical or administrative issues that could arise. Depending on the nature of any change, the related cost estimate may be subject to revision, which shall be agreed to in signed writing by both Parties in advance.

F. Packaging, shipping and/or disposal charges to be paid by the Client to Bio-Concept as a result of the Client's request to ship raw material, in-process material and/or product, and/or finished manufactured product. Charges described in Section V – Project Activities and Cost

II. Client Responsibilities. The Client shall cooperate in the timely delivery of the following to Bio-Concept (if any are applicable to the Services). In addition to the items set forth below, the Client may have specific responsibilities and obligations to provide information and materials to Bio-Concept based on the responsibilities and activities contained in Sections IV and V of this Agreement. For details regarding these responsibilities refer to the specific activity contained in Sections IV and V.

A. Active Pharmaceutical Ingredient (API) in an amount sufficient for completion of the proposed activities.

B. If applicable, review of the batch record, delivery of any revisions to such record as required and all necessary approvals of the final master batch record.

C. The transfer of reliable and reproducible methods necessary to commence and complete the activities set forth in this agreement.

D. Applicable test requirements and specifications.

E. All necessary approvals for the proper commencement, completion, and close out of contracted activities.

III. Bio-Concept Responsibilities.

A. All Services provided by Bio-Concept shall comply with this Agreement, its standard operating procedures, as approved by Client, and all applicable laws, including but not limited to the Federal Food, Drug and Cosmetic Act and applicable regulations and guidance documents issued by the Food and Drug Administration ("FDA").

B. Bio-Concept certifies that it has not been debarred under the provisions of 21 U.S.C. §§ 335a(a) or (b). In the event that during the term of this Agreement, Bio-Concept becomes debarred or receives notice of an action or threat of an action with respect to its debarment, it shall notify Client immediately. Bio-Concept hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or similar association that has been debarred. In the event the Bio-Concept becomes aware of the debarment or threatened debarment of any person or entity providing services under this Agreement, it shall notify Client immediately.

C. Bio-Concept shall designate a project leader for each stage.

D. Bio-Concept shall obtain and maintain during the term of this Agreement professional liability insurance, in amounts and of the types that are customary for companies providing services similar to those provided by Bio-Concept. Such certificates of insurance shall be made available to Client upon request.

IV. Responsibilities Table

| **Responsibilities** | **Bio-Concept** | **Client** | **NA** |
|---|---|---|---|
| **Compliance** | | | |
| Conduct operations for the manufacturing, processing, packing, holding and testing of a drug product's per Standard Operating Procedures in compliance with the requirements of Good Manufacturing Practice Regulations as outlined in 21 CFR Part 210 and Part 211 | X | | |
| Mutually agree on specifications. | X | X | |
| Changes to the agreed upon specifications must be mutually agreed upon and communicated in signed writing between the Parties to this agreement except for compendial changes which can be implemented without mutual agreement provided that such compendial changes do not change the cost or the deliverables | X | X | |
| Ensure that the specifications for compendial excipients are in compliance with the current compendia. | X | X | |
| Manufacture according to the mutually agreed upon specifications. | X | | |
| Perform microbial retention studies on filters for aseptically manufactured product. | X | X | |
| Upon request, disclose to the customer recent regulatory agency inspections. | X | | |
| Notify promptly if, in the course of a regulatory inspection, negative findings are made related to the quality of the products supplied. | X | | |
| **Manufacturing, Packaging and Labeling** | | | |
| Appropriately document qualification of manufacturing and packaging process, qualification of critical systems and equipment used in the manufacture and control of the excipient, cleaning and analytical method if applicable. | X | | |
| Agree upon special labeling requirements. | X | X | |
| **Documentation and Records** | | | |
| Certificate of analysis will be supplied with each batch. | X | | |
| Agree upon special certificate of analysis requirements. | X | X | |

Bio-Concept initials FXS

Client initials JBJ

| | | | |
|---|---|---|---|
| Records required by the agreed upon quality system will be maintained for a period of 5 years from DOM or Date of Sample receipt. | X | | |
| **Storage and Distribution** | | | |
| Communicate the recommended storage and transportation conditions. | X | X | |
| Ensure that material is stored and shipped in accordance with manufacturer's recommended storage conditions. | X | X | |
| **Change Control** | | | |
| Changes will be evaluated and communicated based upon agreed criteria. Refer to the IPEC Americas Significant Change Guide or specified alternative that is defined in this agreement. | X | | |
| **Out of Specification (OOS)** | | | |
| Out-of-specification (OOS) test results should be investigated and documented according to a documented procedure. Where applicable this includes the identification of the root cause, a risk analysis, the actions taken for correction of the problem and the formal conclusion. | X | | |
| **Deviations** | | | |
| If significant deviations from an established process are recorded there should be evidence of suitable investigations and a review of the quality of the material. | X | | |
| **Complaints** | | | |
| Have a written procedure to investigate and document quality related complaints. A root cause analysis, actions taken for correction of the problem and the formal conclusion will be provided to the Client within a reasonable time after receipt of the complaint. | X | | |
| Complaints made shall at least indicate the Bio-Concept's batch number of the excipient and complaint subject. The complaint shall be communicated to the supplier within a reasonable time after receipt of the excipient. Samples will be provided where appropriate and available. | | X | |
| The Parties shall cooperate in the exchange of information required to effectively conduct an investigation. | X | X | |
| **Recalls** | | | |
| In the case of a recall of the material, Bio-Concept and Client shall inform each other without unreasonable delay of the planned recall. The Parties shall cooperate in the exchange of information required to effectively conduct the recall. | X | X | |
| Have a written recall procedure. | X | | |
| **Auditing** | | | |
| Have the right to audit Bio-Concept's facilities and systems, as they relate to the manufacture of material, at mutually agreed upon times by not more than two auditors for two days. | X | X | |
| If required, a confidentiality agreement will be executed within a reasonable period of time prior to the audit. | X | X | |
| Customer shall issue a confidential written audit report to the supplier, which will include audit observations; within 30 days. | | X | |
| Bio-Concept shall issue responses within 30 days to all observations in writing to Client's Quality Assurance. Where Bio-Concept commits to a corrective action, a description and timeframe for completion will be included in the written response. | X | | |

V. Project Activities and Costs

| **Stage I. Lab Development & Pre-Clinical Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| Assay Development / Qualification<br>Potency Type III<br>(C18 HPLC) | Develop and qualify an analytical technique that is stability indicating and suitable for quantifying the ingredient in the formulation. Does not include standards.<br><br>Standard: System Suitability, Linearity, Forced Degradation on Standard, Robustness<br>Sample: Conforms to standard, Accuracy, Specificity, Precision, Linearity and Range, Forced Degradation on Sample and Placebo, Robustness<br><br>Issue report | $19,000 |
| Assay Development / Qualification<br>Potency Type III<br>(Total Nitrogen (Kjeldahl) | Develop and qualify an analytical technique that is stability indicating and suitable for quantifying the ingredient in the formulation. Does not include standards.<br><br>Standard: System Suitability, Linearity, Forced Degradation on Standard, Robustness<br>Sample: Conforms to standard, Accuracy, Specificity, Precision, Linearity and Range, Forced Degradation on Sample and Placebo, Robustness<br><br>Issue report | $19,000 |
| Assay Development / Qualification<br>Potency Type III<br>(Lowry Assay) | Develop and qualify an analytical technique that is stability indicating and suitable for quantifying the ingredient in the formulation. Does not include standards.<br><br>Standard: System Suitability, Linearity, Forced Degradation on Standard, Robustness<br>Sample: Conforms to standard, Accuracy, Specificity, Precision, Linearity and Range, Forced Degradation on Sample and Placebo, Robustness<br><br>Issue report | $19,000 |
| Process Research – Type III | Assess the compounding procedure for the batch. Activities will include order of addition, mixing technique, pH adjustment and final dilution.<br><br>Establish a preliminary split-phase procedure (phase I autoclaving and phase II filter addition) to generate a sterile manufacturing procedure. Evaluate the effect of autoclaving on Phase I.<br><br>Determine the suitability of up to three standard filters with the preliminary formulation. Filtration studies will describe the type of filter, flow rate, back-pressure, filter size, and solution volume dependency. Perform bubble point test against vendor specifications.<br><br>Assess the anticipated method for filling the product into the container. Filling studies will describe the accuracy and precision for dispensing. | $47,500 |

| **Stage I. Lab Development & Pre-Clinical Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| | Determine amount of product loss from each aspect of the manufacturing process. Optimize technique to minimize waste.<br><br>Assess the effect of compounding vessels, tubing, and finished product containers on the formulation<br><br>Issue report | |
| Process Development – Lab Scale Batch | Prepare a lab scale batch (1-2 L) using the proposed materials, compounding technique, vessels, mixers, filters, containers and closures. Recommend any changes to manufacturing procedure. Significant changes may require a second pilot batch at an incremental charge.<br>Issue report | Estimate $75,000 One batch<br><br>$75,000 Each batch |
| Testing of Lab Scale Batches | Perform testing for release of product. Results intended to be used as initial values in stability study. Tests requested by client will be charged according to the price list in Appendix I. Tests not originally contemplated but requested by Client will be incrementally charged. Results reported as a Certificate of Analysis.<br>Tests<br>Appearance – Solution<br>Osmolality<br>pH<br>ID HPLC<br>HPLC Potency Assay<br>Lowry Assay<br>Gel Electrophoresis Assay (outsourced)<br>Particulates<br>Bacterial Endotoxins (Kinetic)<br><br>Issue Certificate of Analysis | Estimate $8,300<br><br>Based on tests performed |
| Filter Microbial Retention Testing (active) | Determine the filter microbial retention for the recommended filter with the formulation of interest. Formulations are prepared at Bio-Concept and testing is conducted by the filter manufacturer or outside laboratory under protocol.<br>Issue report | $11,500 (1 solution)<br><br>$11,000 per solution |
| Bacterial Endotoxins (Limulus Amoebocyte Lysate) (LAL) Procedure Development | Determine the endotoxin testing procedure for the Finished Drug Product. Conduct a range-finding study to assess the endotoxin levels in a raw material, finish product or Intermediate product. A single sample from one lot will be tested using 10-fold dilutions followed by 2-fold dilution or as appropriated based on existing knowledge.<br>Issue Repot | $9,000 |
| Bacteriostais & Fungistasis USP (Sterility Stasis Testing) (active) | Testing with one chosen formulation matrix to demonstrate that there is no inhibition of microbial growth by the product with the sterility test method by filtration. This is required to validate the sterility test. Direct inoculating and dilution to be quoted separately if deemed necessary<br>Issue report | $2,500<br><br>$2,500 per solution by filtration |
| Microbial Enumeration Method Development (active) | Determine the neutralization method for accurate microbial enumeration with one chosen formulation up to three approaches.<br>-$4,000 per solution<br>Issue report | Estimate $8,000 2 pre-sterilized phases |

| **Stage I. Lab Development & Pre-Clinical Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| Project Management | 1. Assemble internal and external project team.<br>2. Review and define activities within SQA with Bio-Concept team.<br>3. Develop and deliver project plan.<br>a. RACI / communication plan<br>b. Issue action tracker<br>c. Project plan<br>Report status and develop strategies to keep project on schedule. | $35,000 |
| | **Stage I. Lab Development & Pre-Clinical Testing Subtotal** | **$253,800** |

| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| Procurement of Non-Standard Materials (Raw Materials | Purchase, receive and test ID for non-standard materials based on vendor certificate of analysis and client approved specifications. Testing requested and performed by Bio-Concept will be charged according to Appendix 1. Tests outsourced will be charged cost plus 25%. | Estimate $5,000<br><br>Cost plus 25% |
| Vendor Audit<br>Non-Standard Material | Perform vendor audit to inspect and evaluate a vendor's quality management system, as well as its practices, products, and documentation.<br>Issue audit report | Requires separate quote if deemed necessary |
| Media Fills – Non-Standard Process, Containers and Closure System | Write protocols. Perform three (3) media fills under the intended fill configuration to validate the method and ensure sterility. Growth promotion and sterility testing of the filled units.<br>Preparation and approval of master batch record<br>Approval of release specifications by client.<br>Purchase of standard material vials, rubber closure and crimp seals (sufficient number for fills); release of materials on vendor Certificate of Analysis by Bio-Concept<br>Purchase of small quantity (sufficient for fills) of necessary raw materials; release on ID testing and vendor Certificate of Analysis.<br>Depyrogenate and autoclave a sufficient number of components for the aseptic fill according to Bio-Concept's validated cycle.<br><br>Write and Issue report.<br><br>OR-<br><br>Acceptance from the Client with concurrence from Bio-Concept that their fills constitute a minor change to Bio-Concept's media fill validations and additional media fills are not required. Client is responsible for audit to determine that standard fill procedures are acceptable | Estimate $0<br><br>Anticipate process is consistent with Bio-Concept's standard media fills<br><br>Requires Review and Approval |
| Aseptic cGMP Clinical Fill - Glass Vial Standard Container and Closure System | Preparation and approval of master batch records<br>Approval of release specifications client.<br>Purchase of material glass vials, stoppers and seals (sufficient number for fills); Depyrogenation/steam | Estimate<br>$208,000<br>2 lots<br>3,000 vials each |

| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| 3 cc vial with 13 mm closure and aluminum flip-top seal | sterilization (sufficient number for fills) and release of materials on vendor Certificate of Analysis by Bio-Concept.<br>Purchase of small quantity (sufficient for fills) of necessary raw materials; release on ID testing and vendor Certificate of Analysis.<br>Compound, perform in-process testing, filter sterilize, fill into containers, stopper, seal and inspect.<br>Client to notify Bio-Concept in advance if the drug product is intended to be use in an international clinical trial.<br>Manufacture up to 3,000 sterile units each lot.<br>Submit executed batch record(s) to client for their release. | $95,000 per lot plus $3.00 per vial |
| In-Process Testing for Manufactured Product | Perform in-process testing for manufacture of batch. Tests requested by client will be charged according to the price list below. Tests not originally contemplated but requested by Client will be incrementally charged. Results reported as a Certificate of Analysis.<br>Tests<br>Appearance – Solution (included in price of batch)<br>Osmolality (included in price of batch)<br>pH (included in price of batch)<br>Pre-filtration Bioburden<br><br>Refer to Appendix 1 for individual test cost. Outsourced tests at cost plus 25%<br>Input into batch record or Issue Certificate of Analysis as required by master batch record | Estimate $2,400 |
| Stability Labeling of Manufactured Product | Label manufactured product. Activities include incorporating the function into a batch record, generating standard labels, labeling product, reconciling units.<br>Label printing will be outsourced for product specific adhesives – cost plus 25%<br>Setup fee $4,000 per lot plus $2,000 per each increment of 500 bottles<br>Randomization, safety seals, and boxing will be quoted separately. | Estimate $16,000<br>2 lots of 1000 vials each |
| Clinical Labeling of Manufactured Product | Label manufactured product. Activities include incorporating the function into a batch record, generating standard labels, labeling product, reconciling units. Customization for clinical text and label requirements $20,000. Setup fee $4,000 per treatment arm plus $2,000 per each increment of 500 bottles<br>Label printing will be outsourced for product specific adhesives – cost plus 25%<br>Randomization, safety seals, and boxing will be quoted separately. | Estimate $36,000<br>2 lots of 2,000 vials each |
| Kitting of Manufactured Product | Box with box labels manufactured product. Activities include generating standard labels, boxing, labeling product, reconciling units. Setup fee $5,000 plus $1,000 per each increment of 500 bottles.<br>Source and acquire boxes cost plus 25% | Estimate $0<br><br>Not Anticipated |
| Testing for Release of Manufactured Product | Perform testing for release of product. Results intended to be used as initial values in stability study. Tests requested by client will be charged according to the price list in Appendix I. Tests not originally contemplated but requested by Client will be incrementally charged. Results reported as a Certificate of Analysis. | Estimate $13,975<br><br>Based on tests performed |

| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| | Serves as initial testing for stability study<br>Tests<br>Appearance – Solution<br>Appearance – Container<br>Osmolality<br>pH<br>ID HPLC<br>HPLC Potency Assay<br>HPLC Related Substances Assay<br>Lowry Assay<br>Gel Electrophoresis Assay (outourced)<br>Particulates<br>Sterility<br>Bacterial Endotoxins (Kinetic)<br>Container Volume (extractable volume)<br><br>Issue Certificate of Analysis | |
| Clinical Stability Study | Design and perform an IND Stability Study to monitor the stability and quality of the investigational product throughout the clinical trial period.<br><br>The IND Stability Study includes the following:<br>Write IND Stability Study Protocol which details the Testing Matrix, test procedures, specifications, storage conditions, and testing time points.<br><br>• Identification of Contract Laboratories if necessary.<br>• Inventory and management of Drug Product samples.<br>• Storage of Drug Product samples at specified storage conditions.<br>• Monitoring of Stability Chambers.<br>• Perform testing of Drug Product samples at specified time points.<br>• Ship samples to Contract Laboratories (if applicable)<br>• Issue Certificates of Analysis at each time point.<br>• Periodic reports (which include graphical trending of data) at client's request.<br>• Drug Product will be removed from the stability chambers and stored at room temperature 30 days after the Certificate of Analysis for the final time point has been issued.<br>• Drug Product will be disposed of or dispositioned 60 days after the final Certificate of Analysis has been issued.<br><br>Anticipated CGMP testing includes:<br>Tests<br>Appearance – Solution<br>Appearance – Container<br>Osmolality<br>pH<br>ID HPLC<br>HPLC Potency Assay<br>HPLC Related Substances Assay | Overall<br>$191,450<br>2 lots<br>12 months<br>2 conditions |

| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| | Lowry Assay<br>Gel Electrophoresis Assay (outourced)<br>Particulates<br>Sterility<br>Bacterial Endotoxins (Kinetic)<br><br>Stability Set up Fee: $3,000 per lot<br>Stability Storage Fee: $500 per month per lot per condition<br>Protocol Fee $20,000 plus $5,000 per revision<br>Report $ 30,000 for each request<br>Certificates – no charge, $100 each additional request<br>Testing will be charged according to the price list in Appendix I. The Final Cost is dependent on study specifics such as the type of testing, number of time points, number of storage conditions, number of lots, etc.)<br>Tests not included in the original Stability Protocol, but requested by the Client during the study, will be incrementally charged<br>Invoices are issued at each test interval. | |
| Storage<br>Stability | $500 per lot per condition.<br>Bottles to be destroyed 60 days after delinquent payment or after 2 months from date of last CofA per condition. | Estimate $2,400 (1 lot six months) |
| Storage<br>Manufactured Product | $500 up to 1,000 bottles per lot per month. $250 each additional 1,000 bottles. Bottles to be destroyed 60 days after delinquent payment or after 12 months from date of manufacture unless instructed otherwise. | Estimate $0<br>Not Anticipated |
| Storage Retain<br>API, Raw Materials, Drug Product | Store material under recommended conditions. Retain sufficient quantity of material to perform duplicate testing. Keep material for 2 years following end of clinical trial. Client to advise when clinical is intended and has been terminated.<br>Phase I/II retain each batch of drug product and each lot of API used<br>Phase III retain each batch of drug product and each lot of API and raw material used<br>$200 per batch/lot per month | Estimate<br>$28,800 |
| Storage<br>Unique Item | Unique raw materials and container items, $300 per lot per month. Material to be disposed 60 days after delinquent payment or after 12 months from receipt unless instructed otherwise. | Estimate $2,400 |
| Storage<br>Third Party | Bio-Concept may choose to have stability, manufactured product, and/or raw materials stored at a third party under a separate contract between Bio-Concept and Third Party. Charges will consist of per cu.ft. per condition at a Qualified CGMP Third Party Storage Facility plus fees for receiving/shipping and handling of product and administrative support. Overall estimate $500 per lot per condition. | Estimate $0<br>Not Anticipated |
| Shipping<br>Temperature Controlled | **FedEx Custom-Critical Shipping.**<br>Bio-Concept's standard method of drug shipment is overnight, FedEx Custom-Critical Shipping. Custom-Critical Shipping is the only option for validated, temperature controlled shipment. The vendor (FedEx) is responsible for maintaining the specified environment (temperature control), | Estimate $5,000 |

| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing** | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| | all shipping validations, and performing environmental monitoring of the shipment.<br><br>**Alternate Shipping Methods.**<br>Clients may request alternate shipping methods in writing. Since the environment and duration of alternate shipping methods is outside of Bio-Concept control, Bio-Concept does not make or imply any guarantee that Non-Custom-Critical Shipments will remain within specified temperature specifications throughout the shipment. Bio-Concept will pack the drug products and include Foam Gel Bricks (frozen, refrigerated, or room temperature) or dry ice as necessary in an effort to influence the environment inside the shipping container, but does not guarantee that Alternate Shipping Methods will keep the product within client-specified temperature specifications. Clients may request temperature monitoring (LogTags) for Non-Custom-Critical Shipments. The logtag data is considered For-Information-Only (FIO). The cost of any excursions will be charged to the Client.<br><br>Standard Options / Costs<br>Packing per box $200 includes count verification, box labeling, packing slip, QA oversight<br>FedEx Custom Critical (controlled truck, mileage) cost plus 25%<br><br>Other Options / Costs<br>Insulated shipping container (17"x17"x9") $50<br>Ice packs per box $50<br>Dry ice per box $75<br>Log tag $250 (includes download verification)<br>FedEx/UPS (carrier charge) cost plus 25%<br>International Fee $1,000 per shipment<br>Actual cost depends on extent of service | |
| Disposal | Stability - $250 per lot per condition includes count verification & QC oversight<br><br>GMP Unique Raw Materials and Containers (includes amount verification & QA oversight $500 per lot.<br><br>Manufactured Product (includes count verification & QA oversight) $500 per lot<br><br>Materials which fall outside Bio-Concept waste stream profile will be charged for Special Hazardous Waste Removal at cost plus 25%.<br>Actual cost depends on extent of service | Estimate $3,000 |
| CMC Documentation | Prepare CMC documentation in CTD format in support of regulatory filings (IND). Assist in preparation of CMC responses to regulatory agency inquires $500 per hour.<br>Actual cost depends on extent of service | Estimate $0<br><br>Not anticipated |
| Raw Data | Copies of raw data including notebooks and chromatograms will be provided upon request at $250 per hour. | Estimate $0<br><br>Not anticipated |

| Stage II. Preparation of cGMP Clinical Supplies and Stability Testing | | |
|---|---|---|
| **Activity** | **Description** | **Price** |
| | All records and raw data will be disposed 7 (seven) years after having been generated unless instructed by the Client to have them returned.<br>Actual cost depends on extent of service | |
| Project Management | 4. Assemble internal and external project team.<br>5. Review and define activities within SQA with Bio-Concept team.<br>6. Develop and deliver project plan.<br>d. RACI / communication plan<br>e. Issue action tracker<br>f. Project plan<br>Report status and develop strategies to keep project on schedule. | $35,000 |
| Capital Equipment | Purchase product specific materials and equipment including change parts. | Estimate $0<br>Not anticipated |
| Product Investigation | Evaluate discrepancies in product.<br>Provide testing and quality support to assess product observations.<br>Charge $500.00 per hour<br>Lab support standard test charge<br>Issue memos as required.<br>Actual cost depends on extent of service | Estimate $0<br>Not anticipated |
| **Stage II. Preparation of cGMP Clinical Supplies and Stability Testing Subtotal** | | **$549,425** |

| Summary of Project Fees | |
|---|---|
| **Stage** | **Price** |
| Stage I. Lab Development & Pre-Clinical Testing | $253,800 |
| Stage II. Preparation of cGMP Clinical Supplies and Stability Testing | $549,425 |
| **Total Estimated Project Cost** | **$803,225** |

VI. Confidentiality.

A. As used in this Agreement, the term "Confidential Information" means EOM613 (the "Study Drug") and all information related thereto, and all other technical, scientific, or business information furnished by or on behalf of the Client to Bio-Concept regardless whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic, or other form. Such Confidential Information includes any Confidential Information disclosed under the Confidential Disclosure Agreement, executed by the Parties on April 29, 2020 and may include, without limitation, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. The availability of technology for acquisition or out licensing, including the Study Drug and all information related thereto, from various institutions with which the Client contemplates initiating discussions shall be deemed Confidential Information.

B. Bio-Concept shall hold in confidence and shall not disclose any Confidential Information, except (i) as expressly permitted under this Agreement, or (ii) as required by applicable law or legal process, in which instance it shall provide Client with prior written notice of any such disclosure so that Client can seek an appropriate protective order. Bio-Concept shall disclose such Confidential Information only to its employees directly involved in performing the Services and, who have a need to receive such Confidential Information in order to perform the Services under this Agreement, are apprised of the confidential nature of the Confidential Information and are bound in writing by the provisions of this Agreement as they apply to Confidential Information and Client's Ownership of Inventions and the data

related thereto. Bio-Concept shall use Confidential Information only for the purpose for which it was disclosed and shall not use or exploit such Confidential Information for its own benefit or for the benefit of another without the prior written consent of Client, including without limitation, for the filing or support of any patent application. The obligations of Bio-Concept pursuant to this Section VI shall survive for a period of (5) five years from and after the Expiration Date (as defined below).

C. The obligations specified in this Section VI above shall not apply with respect to any information, which Bio-Concept can establish by written records:

1. Was already in Bio-Concept's possession prior to disclosure hereunder;
2. Is or becomes available to the public through no wrongful act of Bio-Concept;
3. Is disclosed, without restriction on further disclosure, to Bio-Concept by a third party having no duty of confidentiality with respect to such information whether to Client or to another party, and having the legal right to disclose such information; or
4. Has been developed by or for the Recipient independently by person having no access to the Confidential Information.

VII. Reports.

A. Bio-Concept shall communicate with Client, promptly and on a regular basis, regarding the status of the Services under this Agreement. Bio-Concept shall submit written reports at the completion of each activity or as otherwise agreed to by the Parties (the "Reports"). A copy of each Report may be provided in an electronic form compatible with the Client's computer systems. Client shall own all Reports and may use it in any manner that it deems appropriate. All Reports, and all data or information generated by Bio-Concept related to or using the Study Drug, are the Confidential Information of Client.

VIII. Payment.

A. An initial deposit of 25% of the fees for any one stage is due on execution. Upon receipt of this deposit with respect to any stage, Bio-Concept will allocate the funds for each activity, schedule and begin work on the activities of that stage. As each activity within the stage is being completed, an invoice(s) will be submitted to the Client for the remaining balance due for those activities.

B. Should the Services of Bio-Concept hereunder for any one stage be cancelled by Client prior to completion of a stage or postponed without sufficient notice for Bio-Concept to accommodate the change in schedule, Bio-Concept will be entitled to retain the 25% deposit for each activity. The foregoing deposit shall serve as payment of Services rendered for activities within a stage up through the cancellation date. Client shall be liable for a pro-rata portion of fees due for each of the activities within the stage that have progressed beyond 25% to completion at the time Bio-Concept is notified of project cancellation. These fees shall be based on the costs identified in Section V and shall be proportionate to the percentage of completion of each activity beyond the 25% for which the deposit has been applied.

C. Client shall not be liable for any fees for stages for which no deposit has been paid.

D. All payments after the initial deposit are due in accordance with Bio-Concept's standard terms of within net 30 days from the invoice date on each properly issued invoice, except in the case of lots of manufactured Client material ("Material") specifically noted in subparagraph "F" below. Any review of documents related to properly issued invoices by the Client or a third party acting on behalf of the Client does not in any way alter the payment due date of a properly issued invoiced by Bio-Concept. Bio-Concept will make corrections or provide further clarification as may be necessary and customary upon the completion of an internal Client or third-party documentation review, regardless of when such request may occur.

E. Payments not received by Bio-Concept within this timeframe shall be assessed a finance charge of 2.0% per month on the unpaid balance unless all or part of the invoice is disputed by Client in which case the Parties shall make a good faith effort to resolve the dispute.

F. All properly issued invoices related to the manufacturing of Material must be paid in full prior to Bio-Concept shipping the Material to the Client or a clinical site on the Client's behalf. Any decision to ship Material prior to the full payment of all outstanding invoices related to the manufacture of such Material may be made at the sole discretion of the President of Bio-Concept and are subject to a 10.0% surcharge.

G. Payments shall be sent to:

Accounts Receivable
Bio-Concept Laboratories, Inc.
13 Industrial Way
Salem, NH 03079

IX. Term and Termination.

A. This Agreement shall commence on the Effective Date and shall extend for a period of three (3) years unless sooner terminated as provided herein (the "Initial Term"). The Initial Term may be extended for additional periods of one (1) year (the "Renewal Term") by mutual written agreement of the Parties.

B. Either Party may terminate this Agreement, with or without cause, by providing thirty (30) days prior written notice to the other Party. Upon termination of this Agreement, the Parties shall cooperate in determining how to terminate any on-going work in an orderly manner in accordance with a schedule agreed to by Client unless Client specifies in the notice of termination that Services in progress should be completed.

C. Upon termination or expiration of this Agreement, Bio-Concept shall immediately destroy or return to Client all Confidential Information and copies thereof provided that, prior to destroying any Confidential Information, Bio-Concept will notify Client in writing of its intent to destroy the information and a reasonable opportunity to obtain such Confidential Information at Client's cost and expense. Client shall pay Bio-Concept for all undisputed Services provided through the termination date in accordance with this Agreement. Bio-Concept may retain a copy of some documents to comply with applicable law, including as dictated by Regulatory Agencies. Client will be notified of those items that require retention under this Section.

D. The obligations of the Parties contained in Sections I.B, I.D, III, IV, VI, VIII, IX, X and XII shall survive the termination of this Agreement.

X. Liability and Indemnification.

A. Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party, its officers, employees and agents (the "Indemnified Party") from and against any and all liabilities, damages, loss or expense (including reasonable attorney's fees and expenses of litigation) ("Losses") imposed on the Indemnified Party in connection with all claims or demands brought by any third party directly arising out of the Services to be performed under this Agreement by the Indemnifying Party, but only to the extent that any such Loss is not caused by willful misconduct or gross negligence of the Indemnified Party (or of any of its employees, agents or sub-contractors performing the Services).

B. Under no circumstances shall either Party be entitled to incidental, indirect, consequential or special damages under any theory of law.

XI. Inventions. All ideas, discoveries, creations, materials, compounds, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods and formulae made, conceived or reduced to practice by Bio-Concept (or any employee, consultant or affiliate engaged by Bio-Concept to perform the Services), (i) while performing the Services (or within one year following the conclusion of the Services), (ii) relating to the Services or (iii) relating to the Study Drug or Client's Confidential Information, in each case, whether patentable or not, together with all intellectual property rights thereto (each, an "Invention") shall be the sole and exclusive property of Client. Bio-Concept agrees that it will promptly make any Invention known to Client and shall assign all its interest therein to Client and cooperating with Client, at Client's expense, in perfecting its interest in any Inventions. Bio-Concept will not (i) use the Study Drug other than as provided for in this Agreement, (ii) modify, reverse engineer, or conduct structural analysis on the Study Drug or (iii) elucidate the physical properties of the Study Drug.

XII. Miscellaneous.

A. This Agreement may be modified only by written instrument signed by Client and Bio-Concept.

B. Client shall comply with all applicable laws and regulations relating to transmittal of samples to Bio-Concept. Bio-Concept will not be responsible for damages of any nature, which may arise from returning used/unused samples to Client.

C. Except as provided herein, Bio-Concept makes no warranties with regard to the Services to be performed hereunder, including any expressed or implied warranties of merchantability or fitness for a

particular purpose of any work performed or information or products supplied by it. To the extent permitted by law, either Party's liability, if any, for damages relating or arising out of this Agreement shall be limited to the fees paid or payable to Bio-Concept under this Agreement.

D. Neither Party shall have any liability to the other Party for any failure to perform or delay in performance if such failure is due to war, fire, flood, civil or labor unrest, government action, or other contingencies beyond its reasonable control.

E. No provision of this Agreement may be waived except by the express written consent of the Party waiving compliance. A waiver from time to time by either Party of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party's right or remedies provided in this Agreement.

F. This Agreement shall be governed and construed in accordance with the laws of the state of New Hampshire without regard to any choice of law principles. This Agreement or any of the Services may not be assigned, delegated or transferred by Bio-Concept without the prior written consent of Client. In the event of a change of control of Bio-Concept, Bio-Concept will be bound by the terms of this Agreement, including the rates for the Services. Bio-Concept will not use the Services of sub-contractors in performance of the Services unless Client consents by a signed writing. If Client authorizes delegation or subcontracting, Bio-Concept is responsible to the Client for the performance of those delegated or subcontracted Services just as though Bio-Concept had performed them itself.

G. The Parties are independent contractors and nothing contained in this Agreement is intended to place the Parties in a relationship of partners, or joint venturers. Neither Party shall have the right or power to bind the other except as provided herein.

H. All communications and notices from one Party to the other shall be in writing and shall be given by addressing the same to the other at the address identified at the beginning of the Agreement or at such other address as either may specify in writing to the other. All notices shall be deemed given on the date delivered, if delivered in person, or on the date of receipt as indicated by a written proof of receipt.

I. Bio-Concept agrees not to export, directly or indirectly, any United States source technical data acquired from Client or any products utilizing such data to countries outside the United States, which export may be in violation of the United States' export laws or regulations.

J. If any regulatory authority conducts or gives notice of intent to conduct, an inspection at Bio-Concept's facility, or takes any other regulatory action with respect to Services provided pursuant to this Agreement, Bio-Concept will promptly give Client notice thereof, supply to Client all information pertinent thereto, and cooperate fully with such inspection. Client shall have the right, but not the obligation, to be present at any such inspection or regulatory action.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first written below.

| **EOM Pharmaceuticals, LLC.** | **Bio-Concept Laboratories, Inc.** |
|---|---|
| Irach B. Taraporewala | Francis X Smith |
| Signature of authorized Party | Signature of authorized Party |
| IRACH B. TARAPOREWALA | Francis X. Smith, Ph.D. |
| Printed name | Printed name |
| CEO | President and Chief Executive Officer |
| Title | Title |

Date 5/26/2020

Date May 26, 2020

**Appendix I**

Price Effective January 1, 2020
Subject to a 5% increase on an annual basis beginning January 1 of each year

| Test | Cost |
|---|---|
| Appearance – Solids (description, color) | $175 per sample |
| Appearance – Solution (color, clarity, precipitation, % T) | $175 per sample |
| Appearance – Suspension (color, clarity, aggregation, % T) | $175 per sample |
| Appearance – Container (vials) (defects leakage, tight seal, stopper placement) | $175 per sample |
| Appearance – lyophilized powder) | $175 per sample |
| Bioburden Total Aerobic Including Molds and Yeast | $600 per sample |
| Bacterial Endotoxins (Limulus Amebocyte Lysate) (LAL) (Kinetic) | $850 per sample |
| Container Volume (extractable volume) | $300 per sample |
| Identity (HPLC) | $175 per sample (run at same time as HPLC Potency Assay) |
| Identity (TLC) | $3,000 first sample<br>$750 each additional sample |
| Loss On Drying | $300 per sample |
| Microbial Enumeration Total Aerobic Yeast and Mold | $600 per sample |
| Osmolality | $175 per sample |
| Particulates | $950 per lot light obscuration only<br>$1,900 with microscopic |
| Particle Size Analysis (Laser Diffraction) | $1000 per sample |
| pH | $175 per sample |
| Potency (Titration) | $1,500 first sample<br>$250 each additional sample |
| Potency (HPLC) | $1,650 first sample<br>$600 each additional sample |
| Related Substances (HPLC) | $1,650 first sample<br>$850 each additional sample |
| Resuspendability (Suspensions) | $350 per sample |
| Sterility Testing | $1,150 per lot |
| TOC Analysis | $350 per sample |
| Total Protein (Lowry) | $1,500 first sample<br>$250 each additional sample |
| Viscosity | $650 per sample |
| Water (Karl Fischer) | $1,250 first sample<br>$350 each additional sample |
| Weight Loss (% water loss on stability) | $350 per sample |

## Appendix II

### In-House (Standard) Raw Materials

| BPN | Chemical Name, Grade | Manufacturer | Manufacturer Part Number |
|---|---|---|---|
| BPN-000,660 | Benzalkonium Chloride, 50% Solution, NF | Spectrum | B1068 |
| BPN-000,718 | Boric Acid, NF, EP, BP, JP | J.T. Baker | 0092 |
| BPN-000,682 | Edetate Disodium, Dihydrate USP, Multi-Compendial | J.T. Baker | 8995 |
| BPN-000,707 | Glycerin, USP, EP/BP, JP, Multi-Compendial (100 % Vegetable Based) | J.T. Baker | 2143 |
| BPN-000,674 | Hydrochloric Acid, NF, Ph.Eur., BP, JP | J.T. Baker | 9544 |
| | Sodium Borate, 10-Hydrate, NF, EP/BP, JP | J.T. Baker | 3575 |
| BPN-000,430 | Sodium Chloride, Granular, USP, Ph. Eur., BP, JP | J.T. Baker | 3627 |
| BPN-000,266 | Sodium Hydroxide, Pellets, NF | J.T. Baker | 3718 |
| BPN-000,500 | Sodium Phosphate, Dibasic, Anhydrous, USP | J.T. Baker | 3804 |
| BPN-000,393 | Sodium Phosphate, Monobasic, Monohydrate, USP, EP, BP | J.T. Baker | 3802 |
| BPN-000,698 | Water-for-Injection, USP | Bio-Concept | N/A |